                                  SCHEDULE 13D
                                (Amendment No. 5)
                    Under the Securities Exchange Act of 1934

                      International Alliance Services, Inc.
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                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
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                         (Title of Class of Securities)

                                   458875 10 1
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                                 (CUSIP Number)

                             Michael A. Ellis, Esq.
                  Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A.
                             2600 Tower at Erieview
                              1301 E. Ninth Street
                              Cleveland, Ohio 44114
                                 (216) 696-3311
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                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE Notices and Communications)

                              November 30, 1997
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                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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





                                  SCHEDULE 13D

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CUSIP No.  458875 10 1                                                                 Page 2 of  3  Pages
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
            1          NAME OF REPORTING PERSON
                       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       ALLIANCE HOLDING CORPORATION
                       34-1577904
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            2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a) [ ]
                                                                                                    (b) [ ]

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            3          SEC USE ONLY

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            4          SOURCE OF FUNDS (See Instructions)

                       NOT APPLICABLE
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            5          Check If Disclosure of Legal Proceedings
                       Is Required Pursuant to Items 2(d) or 2(e)                                       [ ]

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            6          Citizenship or Place of Organization

                       OHIO
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        NUMBER OF          7       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                 0
        OWNED BY    ---------------------------------------------------------------------------------------
          EACH
        REPORTING          8       SHARED VOTING POWER
       PERSON WITH
                                   0
                    ---------------------------------------------------------------------------------------

                           9       SOLE DISPOSITIVE POWER

                                   0
                    ---------------------------------------------------------------------------------------

                           10      SHARED DISPOSITIVE POWER

                                   0
                    ---------------------------------------------------------------------------------------

           11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  0
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           12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*            [ ]

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           13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0
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           14          TYPE OF REPORTING PERSON*

                                  CO
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

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           Alliance Holding Corporation, a Delaware Corporation (the "Reporting
Person") hereby makes the following statement pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder. This Statement is an amendment to the
Schedule 13D dated October 18, 1996 filed jointly by the Reporting Person and Joseph E. LoConti (the "Original Schedule 13D"), as amended on the following four dates: January 31, 1997, April 3, 1997, April 21, 1997, and September 22, 1997.

ITEM 5.              INTEREST IN SECURITIES OF ISSUER

           The Voting Trust with Westbury (Bermuda) Ltd., which had previously been reported, is no longer in effect.

                                   SIGNATURES

           After reasonable inquiry and to the best of my respective knowledge and belief, I certify that the information set forth in this Statement is true, correct and complete.

                                          ALLIANCE HOLDING CORPORATION

Dated December 4, 1997                    By: /s/ Joseph E. LoConti
                                              __________________________________
                                              Joseph E. LoConti



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